EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Anthony J. Allott
                                                          (203) 406-3160





               SILGAN HOLDINGS REPORTS RECORD THIRD QUARTER SALES
               AND STRONG EARNINGS; AFFIRMS FULL YEAR 2003 OUTLOOK


STAMFORD, CT, October 22, 2003 -- Silgan Holdings Inc. (Nasdaq:SLGN) today reported third quarter 2003 net income of $26.8 million, or $1.45 per diluted share, as compared to third quarter 2002 net income of $26.2 million, or $1.42 per diluted share. The results for 2003 were negatively impacted by rationalization charges of $7.7 million, or $0.25 per diluted share, and compare to the Company's previous earnings guidance of $1.32 to $1.52 per diluted share. Results for 2002 include the benefit of rationalization credits of $2.6 million, or $0.08 per diluted share.

Net sales for the third quarter of 2003 increased by $120.1 million, or 18.7 percent, to $761.0 million as compared to $640.9 million in the third quarter of 2002. This increase was the result of higher net sales in the metal food container business due to the acquisition of the White Cap closures and Pacific Coast Producers can manufacturing (PCP) businesses and higher net sales in the plastic container business due in part to the acquisition of Thatcher Tubes.




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SILGAN HOLDINGS
October 22, 2003
Page 2

Income from operations for the third quarter of 2003 increased by $2.9 million, or 4.6 percent, to $66.4 million as compared to $63.5 million for the same period in 2002, while operating margin decreased to 8.7 percent from 9.9 percent. The increase in income from operations was largely due to the inclusion of the results of the recently acquired businesses and higher net sales in the plastic container business, partially offset by rationalization charges in 2003 as compared to rationalization credits in 2002.

Interest expense for the third quarter of 2003 was $21.6 million, an increase of $1.6 million, or $0.05 per diluted share, as compared to the same period in 2002. This increase resulted primarily from a $1.0 million loss on early extinguishment of debt as a result of the Company's redemption of $25 million of its 9% Senior Subordinated Debentures and higher average borrowings due to three acquisitions completed in early 2003, partially offset by a lower average interest rate due to lower LIBOR rates. The Company provided for income taxes at an effective rate of 40.3 percent and 39.9 percent in the third quarter of 2003 and 2002, respectively.

Metal Food Containers

Net sales of the metal food container business were $621.7 million in the third quarter of 2003, an increase of $104.4 million, or 20.2 percent, over the same period in 2002 due to the inclusion of net sales of the recently acquired businesses. Excluding net sales of the recently acquired White Cap closures business, net sales of the metal food container business increased by 7.2 percent.

Income from operations of the metal food container business in the third quarter of 2003 increased by $8.1 million to $63.5 million as compared to $55.4 million for the same period in 2002. The increase in income from operations was principally due to the inclusion of the results of the recently acquired businesses, increased sales of value-added products and a reduction in costs incurred to absorb new volume awarded in 2002. These factors were partially offset by a rationalization charge of $0.6 million in the third quarter of 2003 as compared to a rationalization credit of $2.3 million in the third quarter of 2002, higher depreciation expense and increased employee health and welfare costs. The decrease in operating margin from 10.7 percent for the




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SILGAN HOLDINGS
October 22, 2003
Page 3


third quarter of 2002 to 10.2 percent for the third quarter of 2003 was due to the impact of the rationalization charge and credit in each period. Operating margin for the metal food container business for the third quarter of 2003 increased in line with our expectations as compared to the same period in 2002, excluding the rationalization charge and credit and the impact of the recent acquisitions.

As expected, the recently acquired businesses were accretive to earnings in the third quarter of 2003. However, operating margins for these businesses were below the average for the remainder of the metal food container business. The operating margin of the PCP business was negatively impacted by the effect of the initial inventory valuation for purchase accounting. Since the acquisition of the closures business, the Company has pursued several cost savings and efficiency initiatives. These include exiting the Chicago, Illinois and
Queretaro, Mexico metal closure manufacturing facilities, integrating the infrastructure of the closures business with existing metal food container operations and consolidating certain administrative functions. In the third quarter of 2003, the Company recorded a rationalization charge of $0.6 million related to these efforts.

Plastic Containers

Net sales of the plastic container business increased $15.7 million in the third quarter of 2003, or 12.7 percent, to $139.3 million as compared to $123.6 million for the same period in 2002. This increase was principally a result of higher unit volume due in part to the acquisition of Thatcher Tubes in January 2003 and higher average selling prices due to the pass through of higher resin costs as compared to the same period last year.

Income from operations of the plastic container business for the third quarter of 2003 decreased $5.3 million to $4.3 million as compared to $9.6 million for the third quarter of 2002, while operating margin decreased to 3.1 percent from
7.8 percent. The decrease in income from operations and operating margin was primarily a result of rationalization charges totaling $7.1 million (including the non-cash write-down in carrying value of assets of approximately $5.1 million) related to the closing of the Norwalk, Connecticut and Anaheim, California


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SILGAN HOLDINGS
October 22, 2003
Page 4


manufacturing facilities. Excluding rationalization charges, income from operations increased due to higher unit volume and improved productivity, partially offset by heightened competitive activity, higher depreciation expense and higher employee health and welfare costs.

Nine Months

Net income for the first nine months of 2003 was $44.5 million, or $2.42 per diluted share, as compared to net income for the first nine months of 2002 of $47.6 million, or $2.59 per diluted share. For the first nine months of 2003, the Company recorded rationalization charges totaling $7.7 million, or $0.25 per diluted share, as compared to rationalization credits totaling $4.9 million, or $0.16 per diluted share, recorded in the first nine months of 2002.

Net sales for the first nine months of 2003 increased $239.2 million, or 15.7 percent, to $1.761 billion as compared to $1.521 billion for the first nine months of 2002. This increase was largely the result of higher net sales in the metal food container business due to the businesses acquired in early 2003 and higher volumes in the plastic container business due in part to the acquisition of Thatcher Tubes in January 2003.

Income from operations for the first nine months of 2003 was $134.5 million, a decrease of $2.9 million, or 2.1 percent, over the same period in 2002, while operating margin decreased to 7.6 percent from 9.0 percent. The decrease in income from operations was primarily a result of rationalization charges in 2003 as compared to rationalization credits in 2002, higher depreciation expense and higher employee health and welfare costs, partially offset by the inclusion of the results of the businesses acquired in early 2003, increased sales of value-added products and a reduction in costs incurred to absorb new volume awarded in 2002.

Interest expense for the first nine months of 2003 was $60.4 million, an increase of $4.5 million, or $0.15 per diluted share, as compared to the first nine months of 2002. This increase resulted primarily from higher average borrowings due to three acquisitions completed in early 2003, partially offset by a lower average interest rate due to lower LIBOR rates.


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SILGAN HOLDINGS
October 22, 2003
Page 5


Acquisitions

In April 2003, the Company acquired the metal food can manufacturing subsidiary of Pacific Coast Producers, an agricultural cooperative based in Lodi, California. Pacific Coast Producers had historically manufactured a majority of its metal can requirements from a separate facility in Lodi and used those cans solely in its food processing operations. The Company plans to exit the Lodi manufacturing facility and supply Pacific Coast Producers from other metal food container manufacturing facilities on the west coast. Simultaneously with the purchase, the Company also entered into a ten-year supply agreement with Pacific Coast Producers covering its metal food can requirements.

In March 2003, the Company acquired the remaining 65 percent interest in the White Cap joint venture that it did not already own from Amcor White Cap Inc. The business now operates under the name Silgan Closures and as part of the Company's metal food container business, and its results since March 2003 are included with the results of the metal food container business.

The Company recorded equity in losses of the White Cap joint venture of $0.3 million, net of income taxes, or $0.02 per diluted share, for the first two months of 2003. The Company recorded equity in earnings of the White Cap joint venture for the third quarter of 2002 of $0.1 million, net of income taxes, or essentially neutral per diluted share, and equity in losses of the White Cap joint venture for the first nine months of 2002 of $1.7 million, net of income taxes, or $0.09 per diluted share.

In January 2003, the Company acquired substantially all of the assets of Thatcher Tubes, a privately held manufacturer and marketer of decorated plastic tubes serving primarily the personal care industry.

Outlook for 2003

The Company revised its earnings estimate for 2003 to increase the lower end of the range and indicated that net income per diluted share for 2003 is expected to be in the range of $2.72 to $2.92.


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SILGAN HOLDINGS
October 22, 2003
Page 6


Net income per diluted share for the fourth quarter of 2003 is therefore estimated to be in the range of $0.30 to $0.50 per diluted share, as compared to $0.34 per diluted share reported in the fourth quarter of 2002. The metal food container business is expected to report stronger results in the fourth quarter of 2003 as compared to the same period in 2002 as a result of higher net sales due to the businesses acquired in early 2003 and increased sales of value-added products, partially offset by higher depreciation expense and higher employee health and welfare costs. The plastic container business is expected to reflect relatively flat sales but lower operating income in the fourth quarter of 2003 as compared to the same period in 2002.

The Company expects an increase in interest expense in the fourth quarter of 2003 as compared to the same period in 2002 due to higher average borrowings as a result of the three acquisitions completed in early 2003, largely offset by a lower average interest rate due to lower LIBOR rates. This estimate does not include potential additional losses on early extinguishment of debt related to any further redemption of 9% Debentures.

Although the Company incurred approximately $175 million of debt for three acquisitions in early 2003, the Company anticipates that year-end outstanding debt will only increase by approximately $100 million over the 2002 year-end balance. The Company reiterated that in the absence of strategically compelling and immediately accretive acquisitions, it anticipates this focus will result in a further $200 to $300 million reduction in debt in the three years following 2003.

The Company is currently in the process of developing its 2004 operating plan and expects to issue earnings guidance for 2004 with its year-end press release. At this point, the Company anticipates improved results in both the metal food container and plastic container businesses.




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SILGAN HOLDINGS
October 22, 2003
Page 7


Conference Call

The Company will hold a conference call to discuss its results for the third quarter of 2003 at 11:00 a.m. EDT on Wednesday, October 22, 2003. The toll free number for domestic callers is (800) 901-5218, and the number for international callers is (617) 786-4511. The pass code is 62968474. For those unable to listen to the live call, a taped rebroadcast will be available until 11:00 a.m. EST on October 30, 2003. To access the rebroadcast, the toll free number for domestic callers is (888) 286-8010, and the number for international callers is (617) 801-6888. The pass code is 83512499.

                                      * * *

Silgan Holdings is a leading North American manufacturer of consumer goods packaging products with annual sales of approximately $2.0 billion in 2002.
Silgan operates 66 manufacturing facilities in the U.S., Canada and Mexico. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2002 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

                                      * * *



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

                                              SILGAN HOLDINGS INC.
                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                               For the quarter and nine months ended September 30,
                                 (Dollars in millions, except per share amounts)



                                                             Third Quarter            Nine Months
                                                             -------------            -----------
                                                            2003       2002        2003         2002
                                                            ----       ----        ----         ----

Net sales ............................................     $761.0     $640.9     $1,760.6     $1,521.4

Cost of goods sold ...................................      658.8      559.7      1,538.6      1,330.3
                                                           ------     ------     --------     --------

   Gross profit ......................................      102.2       81.2        222.0        191.1

Selling, general and administrative expenses .........       28.1       20.3         79.8         58.6

Rationalization charges (credits) ....................        7.7       (2.6)         7.7         (4.9)
                                                           ------     ------     --------     --------

   Income from operations ............................       66.4       63.5        134.5        137.4

Interest and other debt expense (a) ..................       21.6       20.0         60.4         55.9
                                                           ------     ------     --------     --------

   Income before income taxes and equity in
       earnings (losses) of affiliate ................       44.8       43.5         74.1         81.5

Provision for income taxes ...........................       18.0       17.4         29.3         32.2
                                                           ------     ------     --------     --------

   Income before equity in earnings (losses)
       of affiliate ..................................       26.8       26.1         44.8         49.3

Equity in earnings (losses) of affiliate, net of
       income taxes ..................................        --         0.1         (0.3)        (1.7)
                                                           ------     ------     --------     --------

   Net income ........................................     $ 26.8     $ 26.2     $   44.5     $   47.6
                                                           ======     ======     ========     ========

Earnings per share:
   Basic net income per share ........................      $1.47      $1.44        $2.44        $2.63
   Diluted net income per share ......................      $1.45      $1.42        $2.42        $2.59

Weighted average shares (000's):
   Basic .............................................     18,253     18,226       18,242       18,102
   Diluted ...........................................     18,447     18,425       18,395       18,385


     (a) Interest and other debt expense for the third quarter and first nine months of 2003 includes a loss on early extinguishment of debt of $1.0 million. As a result of the Company's adoption in 2003 of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," the extraordinary item for loss on early extinguishment of debt of $1.0 million before income taxes that was previously recorded in the second quarter of 2002 was reclassified to interest and other debt expense.




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

                                              SILGAN HOLDINGS INC.
                               CONDENSED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                              For the quarter and nine months ended September 30,
                                             (Dollars in millions)


                                                Third Quarter              Nine Months
                                                -------------              -----------
                                               2003        2002         2003          2002
                                               ----        ----         ----          ----
Net sales:
     Metal food containers ...........        $621.7      $517.3      $1,335.1      $1,144.3
     Plastic containers ..............         139.3       123.6         425.5         377.1
                                              ------      ------      --------      --------
         Consolidated ................        $761.0      $640.9      $1,760.6      $1,521.4
                                              ======      ======      ========      ========

Income from operations:
     Metal food containers (a) .......        $ 63.5      $ 55.4      $  101.4      $  100.3
     Plastic containers (b) ..........           4.3         9.6          37.1          41.3
     Corporate .......................          (1.4)       (1.5)         (4.0)         (4.2)
                                              ------      ------      --------      --------
         Consolidated ................        $ 66.4      $ 63.5      $  134.5      $  137.4
                                              ======      ======      ========      ========




                                              SILGAN HOLDINGS INC.
                               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                             (Dollars in millions)



                                                                   Sept. 30,     Sept. 30,     Dec. 31,
                                                                     2003          2002          2002
                                                                     ----          ----          ----
Assets:
     Cash .................................................        $   33.6      $   19.8      $   58.3
     Current assets .......................................           666.4         604.6         411.5
     Property, plant and equipment, net ...................           809.1         688.0         705.7
     Other assets .........................................           272.3         210.1         198.9
                                                                   --------      --------      --------
         Total assets .....................................        $1,781.4      $1,522.5      $1,374.4
                                                                   ========      ========      ========

Liabilities and stockholders' equity:
     Current liabilities, excluding debt ..................        $  285.3      $  238.0      $  244.8
     Current and long-term debt ...........................         1,214.1       1,106.7         956.8
     Long-term liabilities ................................           166.9         107.4         109.7
     Stockholders' equity .................................           115.1          70.4          63.1
                                                                   --------      --------      --------
         Total liabilities and stockholders' equity .......        $1,781.4      $1,522.5      $1,374.4
                                                                   ========      ========      ========


(a) Includes a rationalization charge of $0.6 million recorded in the third quarter of 2003 and rationalization credits of $2.3 million recorded in each of the first and third quarters of 2002.
(b) Includes a rationalization charge of $7.1 million recorded in the third quarter of 2003 and a rationalization credit of $0.3 million recorded in the third quarter of 2002.